Registration No. 33-_______


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                           ___________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               __________________

                       JOHNSON WORLDWIDE ASSOCIATES, INC.
             (Exact name of registrant as specified in its charter)

                   Wisconsin                           39-1536083
        (State or other jurisdiction of             (I.R.S. Employer
        incorporation or organization)            Identification No.)

               1326 Willow Road                          53177
             Sturtevant, Wisconsin                     (Zip Code)
        (Address of principal executive
                   offices)

     Johnson Worldwide Associates, Inc. 1994 Long-Term Stock Incentive Plan
                            (Full title of the plan)


                 John D. Crabb                          Copy to:
     President and Chief Executive Officer
      Johnson Worldwide Associates, Inc.        Benjamin F. Garmer, III
               1326 Willow Road                     Foley & Lardner
         Sturtevant, Wisconsin  53177          777 East Wisconsin Avenue
     (Name, address and telephone number,     Milwaukee, Wisconsin  53202
       including area code, of agent for
                   service)

                           __________________________

                         CALCULATION OF REGISTRATION FEE

                                  Proposed      Proposed
                                  Maximum        Maximum
       Title of       Amount      Offering      Aggregate      Amount of
    Securities to     to be        Price        Offering     Registration
    be Registered   Registered   Per Share        Price           Fee

       Class A
    Common Stock,    650,000     $20.75(1)   $13,487,500(1)    $4,650.49
       $.05 par       shares
        value


   (1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Class A Common Stock as reported by the Nasdaq National Market on May 9, 1995.


                        _________________________________


                               Page 1 of __ Pages

       The Exhibit Index is on page __ of the sequentially numbered pages.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

             The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission as part of this Form S-8 Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

   Item 3.   Incorporation of Documents by Reference.

             The following documents have been previously filed by Johnson Worldwide Associates, Inc. (the "Company") with the Commission and are incorporated herein by reference:

             (a) The Company's Annual Report on Form 10-K for the year ended September 30, 1994, which includes certified financial statements as of and for the year ended September 30, 1994.

             (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since September 30, 1994.

             (c)  The description of the Company's capital stock contained in
   Item 1 of the Company's Registration Statement on Form 8-A, filed September 25, 1987 with the Securities and Exchange Commission, and any amendments or reports filed for the purpose of updating such description.

             All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

   Item 4.   Description of Securities.

             Not applicable.

   Item 5.   Interests of Named Experts and Counsel.

             Not applicable.

   Item 6.   Indemnification of Directors and Officers.

             Pursuant to the Wisconsin Business Corporation Law and the Company's By-laws, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. It should be noted that the Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

             The indemnification provided by the Wisconsin Business Corporation Law and the Company's By-laws is not exclusive of any other rights to which a director or officer may be entitled.

             In 1987, the Company entered into individual indemnity agreements with certain of its directors and officers. Such agreements generally expand the indemnification rights of such directors and officers beyond the current provisions of the Wisconsin Business Corporation Law and Article Ten of the Company's By-Laws. Generally, the agreements state that the director or officer who is a party thereto shall be indemnified against expenses, amounts paid in settlement and judgments, fines, penalties and/or other amounts incurred with respect to any threatened, pending or completed proceeding (including, without limitation, proceedings brought under and/or predicated upon the Securities Act of 1933 and/or the Securities Exchange Act of 1934); provided that such indemnification is not available with respect to (i) acts or omissions to act of such director or officer finally adjudicated to have been in bad faith or to involve intentional misconduct or knowing violation of law;
   (ii) the recovery of remuneration paid to or other personal benefits received by such director or officer from the Company or its affiliates, the receipt of which shall be finally adjudicated to have been in violation of applicable law; or (iii) the recovery of profits pursuant to
   Section 16(b) of the Securities Exchange Act of 1934 made by such officer or director from a purchase and sale of securities of the Company. In addition, the Company is not liable for indemnification of settlement amounts unless it has consented in writing to such settlement.

             Expenses for the defense of any action for which indemnification may be available may be advanced by the Company under certain circumstances.

   Item 7.   Exemption from Registration Claimed.

             Not Applicable.

   Item 8.   Exhibits.

             The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:
    Exhibit No.        Exhibit

        (4)       Johnson Worldwide Associates, Inc. 1994 Long-Term
                  Stock Incentive Plan
        (5)       Opinion of Foley & Lardner

       (23.1)     Consent of KPMG Peat Marwick LLP

       (23.2) Consent of Foley & Lardner (contained in Exhibit 5 hereto)

        (24) Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement)

   Item 9.   Undertakings.

             (a)  The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
   Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

             The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Racine, and State of Wisconsin, on this 3rd day of May, 1995.

                                      JOHNSON WORLDWIDE ASSOCIATES,
                                         INC.



                                      By:  /s/  John D. Crabb
                                           John D. Crabb
                                           President and Chief Executive
                                              Officer

                                POWER OF ATTORNEY

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints John D. Crabb, Robert L. Inslee and Carl G. Schmidt, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

           Signature                   Title                  Date



    /s/  John D. Crabb      President, Chief              May 3, 1995
    John D. Crabb           Executive Officer and
                            Director (Principal
                            Executive Officer)


    /s/  Carl G. Schmidt    Vice President, Secretary     May 3, 1995
    Carl G. Schmidt         and Treasurer (Chief
                            Financial Officer and
                            Principal Accounting
                            Officer)



    /s/  Samuel C. Johnson  Director                      May 3, 1995
    Samuel C. Johnson


    /s/  Raymond F. Farley  Director                      May 3, 1995
    Raymond F. Farley


    /s/  Thomas F. Pyle,    Director                      May 3, 1995
        Jr.
    Thomas F. Pyle, Jr.


    /s/  Donald W.          Director                      May 3, 1995
     Brinckman
    Donald W. Brinckman



    /s/  Helen P. Johnson-  Director                      May 3, 1995
     Leipold
    Helen P. Johnson-
     Leipold

                                  EXHIBIT INDEX

                       JOHNSON WORLDWIDE ASSOCIATES, INC.
                       1994 LONG-TERM STOCK INCENTIVE PLAN

                                                     Page Number in
                                                      Sequentially
                                                       Numbered
                                                      Registration
     Exhibit No.               Exhibit                  Statement

         (4)       Johnson Worldwide Associates,
                   Inc. 1994 Long-Term Stock
                   Incentive Plan

         (5)       Opinion of Foley & Lardner

       (23.1)      Consent of KPMG Peat Marwick LLP

       (23.2)      Consent of Foley & Lardner              __
                   (contained in Exhibit 5 hereto)

        (24)       Power of Attorney relating to           __
                   subsequent amendments (included
                   on the signature page to this
                   Registration Statement)